                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           Dawcin International Corp.
            --------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                        New York                    11-2857523
            --------------------------------------------------------
            (State or other jurisdiction of       (I.R.S. Employer
             incorporation or organization)      Identification No.)

               100 Garden City Plaza, Garden City, New York 11530
            --------------------------------------------------------
                         (Address of Executive Offices)

                    1997 Consultant Stock Compensation Plan
            --------------------------------------------------------
                            (Full title of the plan)

               100 Garden City Plaza, Garden City, New York 11530
            --------------------------------------------------------
                    (Name and address of agent for service)

                                  516-739-8800
            --------------------------------------------------------
          (Telephone number, including area code of agent for service)


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                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------
|Title of securities |Amount to be |Proposed maximum  |Proposed Maximum  |Amount of         |
|to be registered    |registered   |aggregate offering|aggregate offering|regisration fee   |
|                    |             |price             |price             |                  |
---------------------------------------------------------------------------------------------
|Common Stock(1)     |2,300,000    |$0.172            |$395,600          |$137.00           |
---------------------------------------------------------------------------------------------

(1) Calculated in accordance with Rule 457(b)(1) using the average of the bid and asked prices for the common stock on January 6, 1997.

Form S-8  Registration of Additional Securities

          The contents of the earlier Form S-8 Registration Statements, S.E.C. File #333-15367, S.E.C. File #333-1232, S.E.C. File #33-80307, S.E.C. File
#33-95626, S.E.C. File #33-94564, S.E.C. File #33-93748, S.E.C. File #33-91860,
S.E.C. File #33- 90322, S.E.C. File #33-88754, S.E.C. File #33-82128, S.E.C.
File #33-64718, S.E.C. File #33-59970 and S.E.C. File #33-77026 are
incorporated by reference. Any information required in the new registration statement that is not in the earlier registration statement is presented in this Registration Statement.

                                    PART II

Item 3.           Incorporation of Documents by Reference.

         The registrant incorporates the following documents by reference in this Registration Statement:

         (a) The registrant's Quarterly Report on Form 10-QSB for the period ended September 30, 1996.

         (b) The registrant's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1996.

         (c) The registrant's Quarterly Report on Form 10-QSB for the period ended March 31, 1996.

         (d) The registrant's Quarterly Report on Form 10-QSB for the period ended December 31, 1995.

         (e) The registrant's Quarterly Report on Form 10-Q for the period ended September 30, 1995.

         (f) The registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1995.

         (g) The registrant's Quarterly Report on Form 10-Q for the period ended March 31, 1995.

         (h) The registrant's Quarterly Report on Form 10-Q for the period ended December 31, 1994.

         (i) The registrant's Quarterly Report on Form 10-Q for the period ended September 30, 1994.

         (j) The registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1994.

         (k) The registrant's Quarterly Report on Form 10-Q for the period ended March 31, 1994.

         (l) The registrant's Quarterly Report on Form 10-Q for the period ended December 31, 1993.

         (m) The registrant's Quarterly Report on Form 10-Q for the period ended September 30, 1993.

         (n) The registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1993.

         (o) The registrant's Quarterly Report on Form 10-Q for the period ended March 31, 1993.


         (p) The registrant's Quarterly Report on Form 10-Q for the period ended December 31, 1992.

         (q) The registrant's Quarterly Report on Form 10-Q for the period ended September 30, 1992.

         (r) The registrant's Annual Report on Form 10-K for the fiscal year ended March 31, 1992.

         (s) Form S-8 Registration Statement and its contents filed March 15, 1995.

         (t) Form S-8 Registration Statement and its contents filed January 25, 1995.

         (u) Form S-8 Registration Statement and its contents filed
July 26, 1994.

         (v) Form S-8 Registration Statement and its contents filed March 22, 1994.

         (w) Form S-8 Registration Statement and its contents filed
June 8, 1994.

         (x) Form S-8 Registration Statement and its contents filed March 24, 1993.

         (y) Form S-8 Registration Statement and its contents filed January 7, 1993.

         (z) Form S-8 Registration Statement and its contents filed December 7, 1992.

         (aa) Form S-8 Registration Statement and its contents filed October 20, 1992.

         (ab) All other documents filed by registrant after the date of this Registration Statement under Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to this Registration Statement which deregisters the securities covered hereunder which remain unsold.

Item 4.  Description of Securities.


         The Company's authorized capitalization is 150,000,000 shares of Common Stock, par value $.0001 per share, of which 1,158,699 shares were issued and outstanding as of December 31, 1996. Please note that on October 16, 1996, Dawcin International Corp., formerly known as Command Credit Corporation, effectuated a one for two-hundred reverse stock split. Holders of the Company's Common Stock are entitled to one vote per share on each matter submitted to vote at any meeting of shareholders. Shares of Common Stock do not carry cumulative voting rights and therefore, holders of a majority of the outstanding shares of Common Stock will be able to elect the entire board of directors and, if they do so, minority shareholders would not be able to elect any members of the board of directors. The Company's board of directors has authority, without action by the Company's shareholders, to issue all or any portion of the authorized but unissued shares of Common Stock, which would reduce the percentage ownership of the Company of its shareholders and which may dilute the book value of the Common Stock.

         Shareholders of the Company have no preemptive rights to acquire additional shares of Common Stock. The Common Stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation of the Company, the shares of common stock are entitled to share equally in corporate assets after satisfied of all liabilities. Holders of Common Stock are entitled to receive such dividends as the board of directors may from time to time declare out of the funds legally available for the payment of dividends. The Company has not paid cash dividends on its Common Stock and does not anticipate that it will pay cash dividends in the foreseeable future.

Item 5.  Interest of Counsel and Named Experts.

         Not Applicable.

Item 6.  Indemnification of Officers and Directors.

         The Company's Articles of Incorporation and Bylaws provide for indemnification of directors and officers against certain liabilities. Officers and directors of the Company are indemnified generally against expenses actually and reasonably incurred in connection with proceedings, whether civil or criminal.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 7.  Exemption from Registration Claimed.

         The issuance of the securities to be offered hereby were exempt from the registration requirements of the Securities Act of 1933, as amended, by virtue of Section 4(2) thereof covering transactions not involving any public offering or not involving any "offer" or "Sale". As a condition precedent to each sale or gift, the respective purchaser was required to execute an investment letter and consent to the imprinting of a restrictive legend on each stock certificate received from the registrant.

Item 8.  Exhibits.

5        Opinion of Robert W. Seiffert, Esq.

10       1997 Consultant Stock Compensation Plan

24       Consent of Gulian & Company, Certified Public
         Accountants

Item 9.  Undertakings.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, including (but not limited to) any addition or election of a managing underwriter.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


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                                 EXHIBIT INDEX

Exhibits            Description
--------            -----------

5                   Opinion and Consent of
                    Robert W. Seiffert, Esq.

10                  1997 Consultant Stock
                    Compensation Plan

24                  Consent of Gulian & Company,
                    Certified Public Accountants